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Exhibit 8

BP p.l.c. AND SUBSIDIARIES

SUBSIDIARIES

        A list of the Company's principal subsidiaries is provided under the heading Item 4—Information on the Company—Organizational Structure.

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  Exhibit 8
BP p.l.c. AND SUBSIDIARIES SUBSIDIARIES